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                                                                    EXHIBIT 10.5

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment to Employment Agreement is entered between Charles D. Lefferson and First Financial Bancorp, effective as of the date of signing by the undersigned executive, under the following circumstances:

         G. Certain changes in the FFBC Split Dollar Life Insurance Program and interest rates make it desirable for parties to amend and clarify paragraph 5(h) of the employment agreement in letter form, entered between the parties on or about August 4, 2000 (hereinafter "Employment Agreement").

         H. The parties desire to reduce their agreement to amend their Employment Agreement to writing.

         NOW, THEREFORE, the parties agree to the following amendment in consideration of continued employment and other valuable consideration:

         7. Section 5(h) of the Employment Agreement is amended as follows:

                  (k) If your Date of Termination is within twelve (12) months after a Change in Control, and provided that you either elect to have that Policy described in your Split Dollar Agreement assigned to you as specified in Section IX of the Split Dollar Agreement or you consent to the termination of your rights under the Split Dollar Agreement, you will receive a payment (the "Split Dollar Payment") within ninety
                           (90) days of your Date of Termination in one lump-sum equal to the present value of the death benefit you would have received under the Split Dollar Agreement, determined as if your last day of work was your Date of Termination, were then eligible to receive a retirement benefit under the early, normal, late, or disability retirement provisions of First Financial Bancorp Employees' Pension Plan (whether or not this is actually the case), and died at age 75 when the Split Dollar Agreement was still in effect. For purposes of this Section 5, present value will be determined using a discount rate based upon the effective U.S. Treasury securities rate for the applicable discount period (the number reached by subtracting your age at Date of Termination from 75), not to exceed 10 years. Notwithstanding the prior two sentences, if you elect to receive an assignment of the policy under Section IX of the Split Dollar Agreement, the Split Dollar Payment shall be applied to the cash payment to FFBC required under Section IX of the Split Dollar Agreement, and any portion of the Split Dollar Payment in excess of the amount required under Section IX shall be paid to you. The provisions of this Paragraph (h) will apply whether or not your Split

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                           Dollar Agreement is terminated before you receive the
                           Split Dollar Payment.

         8. All of the terms of the Employment Agreement will remain in effect.

FIRST FINANCIAL BANCORP:

By: /s/ Brian D. Moriarty           5/9/03
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        Name                        Date

   Senior Vice President
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         Title

EXECUTIVE:

/s/ Charles D. Lefferson           5/23/03
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Charles D. Lefferson               Date